UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2021

Oil States International, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-16337	76-0476605
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Allen Center, 333 Clay Street, Suite 4620, Houston, Texas 77002
(Address of Principal Executive Offices) (Zip Code)

(713) 652-0582
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14ds-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	OIS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

First Amendment to Credit Agreement

On March 16, 2021, Oil States International, Inc. (the “Company”), as borrower, Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”) and the other lenders signatory thereto entered into the First Amendment to Credit Agreement (the “First Amendment”). The First Amendment amended the Credit Agreement dated as of February 10, 2021 (as amended by the First Amendment, the “Credit Agreement”), among the Company, the Administrative Agent, and the lenders and other financial institutions from time to time party thereto to, among other things, permit the Company to incur the indebtedness represented by the Notes described below.

The Administrative Agent, the other lenders party to the Credit Agreement, and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Company and its affiliates in the ordinary course of business for which they have received and would receive customary compensation. In addition, in the ordinary course of their various business activities, such parties and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investments and securities activities may involve the Company’s securities and/or instruments.

The foregoing description of the First Amendment is qualified in its entirety by reference to the First Amendment, a copy of which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Notes and the Indenture

On March 16, 2021, the Company entered into a purchase agreement (the “Purchase Agreement”) with Wells Fargo Securities, LLC, BofA Securities, Inc. and Raymond James & Associates, Inc. as representatives of the several initial purchasers named in Schedule A thereto with respect to a private offering to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, (the “Notes Offering”) by the Company of $135 million aggregate principal amount of its 4.75% convertible senior notes due 2026 (the “Notes”). In addition, pursuant to the Purchase Agreement, the Company also granted the initial purchasers of the Notes an option to purchase, during a 13-day period beginning on, and including, the first date on which the Notes are issued, up to an additional $15 million aggregate principal amount of the Notes. On March 19, 2021, the Notes Offering was closed with respect to $135 million aggregate principal amount of Notes.

The Purchase Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing, indemnification obligations and termination provisions.

Net proceeds to the Company, after deducting discounts and expenses, were approximately $130 million. The Company used approximately $120 million of such net proceeds to repurchase for cash approximately $125 million aggregate principal amount of its outstanding 2023 convertible notes and intends to use the remaining net proceeds for general corporate purposes, which may include additional repurchases of the Company’s 2023 convertible notes and/or repayment of borrowings outstanding under the Company’s asset-based revolving credit facility.

The Notes were issued pursuant to, and are governed by an indenture, dated as of March 19, 2021 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee.

The Notes will bear interest at a rate of 4.75% per year until maturity. Interest will be payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2021. In addition, additional interest and special interest may accrue on the Notes under certain circumstances as described in the Indenture. The Notes will mature on April 1, 2026, unless earlier repurchased, redeemed or converted. The initial conversion rate is 95.3516 shares of the Company’s common stock, par value $0.01 (“Common Stock”), per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $10.49 per share of Common Stock). The conversion rate, and thus the conversion price, may be adjusted under certain circumstances as described in the Indenture.

Noteholders may convert their Notes at their option only in the following circumstances:

●
During any calendar quarter commencing after the calendar quarter ending on June 30, 2021, if the last reported sale price per share of Common Stock exceeds 130% of the conversion price for each of at least 20 trading days during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter;

●
During the five consecutive business days immediately after any five consecutive trading day period (such five consecutive trading day period, the “measurement period”) in which the trading price per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price per share of Common Stock on such trading day and the conversion rate on such trading day;

●	Upon the occurrence of certain corporate events or distributions on the Common Stock, as described in the Indenture;

●	If the Company calls such Notes for redemption; or

●	At any time from, and including, January 1, 2026 until the close of business on the second scheduled trading day immediately before the maturity date.

The Company will settle conversions by paying or delivering, as applicable, cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the Company’s election, based on the applicable conversion rate(s). If the Company elects to deliver cash or a combination of cash and shares of Common Stock, then the consideration due upon conversion will be based on an observation period consisting of 40 VWAP Trading Days (as defined in the Indenture).

If a Make-Whole Fundamental Change (as defined in the Indenture) occurs or if the Company issues a notice of redemption (as described below), then the Company will in certain circumstances increase the conversion rate for a specified period of time.

The Notes will be redeemable, in whole or in part, at the Company’s option at any time, and from time to time, on or after April 6, 2024, at a cash redemption price equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, but only if the last reported sale price per share of Common Stock exceeds 130% of the conversion price on each of at least 20 trading days during the 30 consecutive trading days ending on, and including, the trading day immediately before the date the Company sends the related redemption notice.

If a Fundamental Change (as defined in the Indenture) occurs, then noteholders may require the Company to repurchase their Notes at a cash repurchase price equal to the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date.

The foregoing description of the Purchase Agreement and the Indenture is qualified in its entirety by reference to the Purchase Agreement and the Indenture, copies of which are attached hereto as Exhibit 10.2 and 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 above is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information under Item 1.01 above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Indenture, dated March 19, 2021, between Oil States International, Inc., and Wells Fargo Bank, National Association, as trustee, relating to the Company’s 4.75% Convertible Senior Notes Due 2026.
10.1
First Amendment to Credit Agreement, dated as of March 16, 2021, among Oil States International, Inc., as Borrower, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association as Agent.

10.2*
Purchase Agreement, dated as of March 16, 2021, by and among Oil States International, Inc., Wells Fargo Securities, LLC, BofA Securities, Inc. and Raymond James & Associates, Inc., as representatives of the several initial purchasers named therein.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*         Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission on request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oil States International, Inc.

By:	/s/ Lloyd A. Hajdik
Name: Lloyd A. Hajdik
Title: Executive Vice President, Chief Financial and Treasurer

Dated: March 22, 2021